UNITED STATES SECURITIES AND EXCHANGE
COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2012

CLEAN WIND ENERGY TOWER, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53035	82-6008752
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	IRS Employer Identification Number)

1997 Annapolis Exchange Pkwy., Suite 300,
Annapolis, Maryland  21401
 (Address of principal executive offices)

(410) 972-4713
 (Registrant's telephone number, including area code)

Copies to:
Stephen M. Fleming, Esq.
Fleming PLLC
49 Front Street, Suite 206
Rockville Centre, New York  11570
Phone: (516) 833-5034
Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On February 29, 2012, Clean Wind Energy Tower, Inc. (the “Company”) entered into a Note Purchase Agreement and a Pledge and Security Agreement with Hanover Holdings I, LLC ("Hanover"), providing for the sale of an Original Issue Discount Secured Convertible Promissory Note in the principal amount of $335,000 (the "Note").  The financing closed on March 2, 2012.  The Note contained an original issue discount of 10% representing $33,500.  In the event of default, Hanover may convert balances owed under the Note into restricted shares of common stock, at Hanover’s option, at a conversion price equal to 45% of the lowest trading price for the common stock at any time during the prior 10 trading days immediately preceding the date of the notice of such conversion.  In order to facilitate the closing of this financing, a shareholder pledged 10,000,000 shares to Hanover (the “Pledged Shares”).  On March 8, 2012, the Company received a notice of default from Hanover as a result of the Company’s common stock volume weighted average price falling below $0.08 per share.  Hanover has requested that the escrow agent transfer the Pledged Shares to Hanover.  Further, Hanover has demanded the repayment of $481,562.50 as a result of the claimed default.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits.

Exhibit Number	Description
4.1	Note Purchase Agreement by and among the Company and the Hanover Holdings I, LLC, dated February 29, 2012 (1)

4.2	Original Issue Discount Secured Convertible Promissory Note issued to Hanover Holdings, LLC (1)

4.3	Pledge and Security Agreement by and among the Company and the Hanover Holdings I, LLC, dated February 29, 2012 (1)

(1)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on March 7, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAN WIND ENERGY TOWER, INC.

Date: March 14, 2012	By:	/s/ Ronald W. Pickett
Ronald W. Pickett
CEO, President and Chairman